Micromem Technologies Inc. 777 Bay Street, Suite 1910 Toronto, Ontario Canada M5G 2C8	Telephone: 416-364-6513 Facsimile: 416-360-4034 www.micromeminc.com

Interim Financial Statements

Listing:     OTC-Bulletin Board - Symbol: "MMTIF"

Shares Issued: 51,582,187
SEC File No.: 0-26005

Toronto, Ontario: March 30, 2004 - Micromem Technologies Inc. is pleased to present its unaudited interim financial statements for the three month period ended January 31, 2004, together with the Management's Discussion & Analysis, which were filed with SEDAR today. These documents may be viewed at www.sedar.com.

Information

For further information, please contact Mr. Joseph Fuda, C.E.O., at tel. 1-877-388-3930. For information about Micromem please visit our web-site at: www.micromeminc.com.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities & Exchange Commission.

No securities regulatory authority has approved or disapproved of this news release.